Exhibit  10.8
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                    JOHN WILEY & SONS, INC.
                   1990 DIRECTOR STOCK PLAN
          AS AMENDED AND RESTATED AS OF JUNE 22, 1995
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1.    Purposes.   The purposes of the 1990 Director Stock Plan
as Amended and Restated as of June 22, 1995 (the "Plan") are to (a) attract and retain highly qualified individuals to serve as directors of John Wiley & Sons, Inc. (the "Company") and (b) to increase the Non-Employee Directors' (as defined below) stock ownership in the Company.

2.    Effective Date.   The Plan shall be amended and restated
effective as of June 22, 1995, subject to the approval of the shareholders of the Company.

3. Participation. Only Non-Employee Directors shall be eligible to participate in the Plan. A "Non-Employee Director" is a person who is serving as a director of the Company and who is not an employee of the Company or any subsidiary of the Company.

4.   Fifty Percent Grant.   The date of each Annual Meeting of
company shareholders (each an "Annual Meeting") is herein called a "Measurement Date." Commencing with the annual meeting held in September 1991, as soon as practicable after every Annual Meeting, each Non-Employee Director shall receive shares of the company's Class A common stock ("Stock"), rounded upward or downward to the nearest whole share, equal in value to 50 percent of the cash compensation which such Non-Employee Director has received (or would have received but for an election pursuant to Section 5 hereof) from the Company for services as a Non-Employee Director in respect of the period beginning on the day immediately following the Annual Meeting in the preceding year and ending with the date of the just concluded Annual Meeting (the latter being the applicable Measurement Date). The value of the Stock for purposes of this paragraph shall be determined as of the applicable Measurement Date and shall be equal to the closing price for the Stock as reported by any exchange on which the Stock may be listed on such date or, if no shares of the Stock were traded on such date, on the next preceding date on which the Stock was so traded.

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5.    Election to Receive Stock in Lieu of Eligible Cash Fees.
Subject to the terms and conditions of the Plan, each Non-Employee Director may elect to forego all or a portion of the
cash  compensation  otherwise  payable  for  services  to   be
rendered by such Non-Employee Director during the Director Year (as defined below) which begins after the date on which such election is made, in increments of 25%, 50%, 75% or 100% of such compensation, and to receive in lieu thereof whole shares of Stock (rounded upward or downward to the nearest whole share), as determined in accordance with Section 7
hereof.    A  "Director  Year"  is  the  twelve-month   period
beginning on April 1 of each calendar year and ending on March 31 of the immediately following calendar year. An election under this Section 5 to have cash compensation paid in shares of Stock shall be valid only if it is in writing, signed by the Non-Employee Director, and filed with the Corporate Secretary of the Company but, in any event, such election must be irrevocable with respect to the Director Year to which it applies and must be made no later than six months prior to the beginning of such Director Year. Stock to be received by a Non-Employee Director pursuant to his or her election shall be distributed to such Non-Employee Director at the end of each calendar quarter.

6. Cash Compensation. For purposes of this Plan, cash compensation shall mean the Non-Employee Director's annual retainer, the additional retainer received by committee chairmen and the Non-Employee Director's fee for attendance at meetings of the Board of Directors of the Company (the "Board") or of Board committees, but shall not include a Non-Employee Director's expense reimbursements.

7.    Equivalent Amount of Stock.   The number of whole shares
of Stock to be distributed to a Non-Employee Director in accordance with such Non-Employee Director's election made under Section 5 above shall be equal to:

      (a)   the amount of the cash compensation which the Non-
Employee Director has elected to forego in exchange for shares of Stock, divided by

      (b) the closing price for the Stock as reported by any exchange on which the Stock may be listed on the date of the regularly scheduled quarterly meeting of the Board of Directors or, if no shares of Stock were traded on such date, on the next preceding date on which the Stock was traded.

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8.    Shares Subject To The Plan.  All shares of Stock  to  be
used for purposes of this Plan shall be treasury shares, that is, shares previously issued and outstanding which have been
reacquired  by  the Company and have not been  canceled.   The
shares of Stock issued to a Non-Employee Director pursuant to the provisions of this Plan may not be sold for at least six months after having been acquired, except in the case of death or disability of the Non-Employee Director.

9. Nonassignability. No rights under the Plan shall be assignable or transferable by a Non-Employee Director other than by will or the laws of descent and distribution.


10. Construction; Amendment; Termination. This Plan shall be construed in accordance with the laws of the State of New York and may be amended or terminated at any time by action of the Board, provided, however, that the Plan may not be amended more than once every six months other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.